Exhibit 99.1

Blackstone Real Estate Completes Privatization of Retail Opportunity Investments Corp. for $4 Billion

New York & San Diego – Blackstone (NYSE: BX) and Retail Opportunity Investments Corp. (“ROIC” or the “Company”) today announced that Blackstone Real Estate Partners X (“Blackstone”) has completed its previously announced acquisition of all outstanding common shares of ROIC for $17.50 per share in an all-cash transaction valued at approximately $4 billion, including outstanding debt.

J.P. Morgan acted as ROIC’s exclusive financial advisor. Clifford Chance US LLP served as ROIC’s legal counsel. Morgan Stanley & Co. LLC, BofA Securities, Citigroup, Wells Fargo, Newmark, and Eastdil Secured acted as Blackstone’s financial advisors. Simpson Thacher & Bartlett LLP served as Blackstone’s legal counsel.

The transaction was announced on November 6, 2024.

About Retail Opportunity Investments Corp.

Retail Opportunity Investments Corp. is a fully-integrated, self-managed real estate investment trust (REIT) that specializes in the acquisition, ownership and management of grocery-anchored shopping centers located in densely-populated, metropolitan markets across the West Coast. As of September 30, 2024, ROIC owned 93 shopping centers encompassing approximately 10.5 million square feet. ROIC is the largest, grocery-anchored shopping center REIT focused exclusively on the West Coast. ROIC has investment-grade corporate debt ratings from Moody’s Investor Services, S&P Global Ratings and Fitch Ratings, Inc. Additional information is available at: www.roireit.net.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $315 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, data centers, residential, office and hospitality. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT). Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Contacts

ROIC

Nicolette O’Leary, Investor Relations

858-677-0900

noleary@roireit.net

Blackstone

Claire Keyte

(646) 482-8753

Claire.Keyte@Blackstone.com